STATE OF DELAWARE CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

AlphaPoint Technology, Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said  corporation,  declaring  said  amendment  to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth  "so that, as amended, said Article shall be and read as follows:

Fourth: The amount of the total stock that this corporation is authorized to issue is 500,000,000 shares of Common Stock (number of authorized shares) with a par value of $0.01 per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:

That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this

2nd

 day of   December,

20 14

.

By:	/s/ GARY MACLEOD
Authorized Officer
Title:	President
Name:	Gary MacLeod
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